EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS SECOND QUARTER 2009 RESULTS

CHERRY HILL, NJ, August 5, 2009 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter and six months ended June 30, 2009.

Net revenues for the quarter ended June 30, 2009 were $4.7 million, compared to $4.4 million for the first quarter of 2009. Our net loss for the second quarter of 2009 was $(2.0) million or $(0.20) per diluted share, compared to a net loss of $(2.8) million or $(0.28) per diluted share for the first quarter of 2009. The net loss for the second quarter of 2009 included restructuring charges of $(269,000) or $(0.03) per diluted share. The net loss for the first quarter of 2009 included restructuring charges of $(60,000) or $(0.01) per diluted share. The restructuring charges recorded during the second quarter of 2009 were incurred by all of our product segments, while the restructuring charges recorded during the first quarter were incurred by our Thermal Products segment only. The restructuring charges consist of one-time termination benefits as a result of our recent workforce reductions in these segments.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "This has been the deepest downturn in the history of our industry; however, we believe we may have seen the bottom of the cycle during the quarter ended June 30, 2009. It has been our experience in the past that our docking hardware business leads us out of down-cycles and we have seen a significant increase in this part of our business during the second quarter of 2009. While consolidated bookings increased 21% in the second quarter of 2009 to $4.6 million from the first quarter bookings of $3.8 million, our Mechanical Product segment's second quarter bookings (which include both docking hardware and manipulators) increased 90% over the first quarter of 2009 from $1.1 million to $2.0 million, with the majority of this increase in docking hardware bookings. Our Thermal Product segment's business has not yet shown a turnaround, as second quarter bookings for this segment declined 9% from the level achieved during the first quarter of 2009. Historically, we have found that the Thermal Product segment's semiconductor demand normally trails that of our other two product segments by a quarter or two and we would therefore expect improvements in that business nearer the end of the fiscal year. "

Conference Call Information
There will be a conference call with investors and analysts this evening at 5:00 pm ET to discuss the Company's second quarter 2009 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2009	6/30/2008	3/31/2009	6/30/2009	6/30/2008
Net revenues	$ 4,672	$11,497	$ 4,395	$ 9,067	$22,801
Gross margin	1,416	4,523	803	2,219	8,976
Operating expenses:
Selling expense	1,036	2,223	1,137	2,173	4,317
Engineering and product development expense	576	1,417	757	1,333	2,827
General and administrative expense	1,374	2,040	1,684	3,058	4,288
Restructuring and other charges	269	200	60	329	200
Operating loss	(1,839)	(1,357)	(2,835)	(4,674)	(2,656)
Other income (expense)	(121)	47	81	(40)	82
Loss before income taxes	(1,960)	(1,310)	(2,754)	(4,714)	(2,574)
Income tax expense (benefit)	(8)	47	1	(7)	109
Net loss	(1,952)	(1,357)	(2,755)	(4,707)	(2,683)

Net loss per share - basic	$(0.20)	$(0.15)	$(0.28)	$(0.47)	$(0.29)
Weighted average shares outstanding - basic	9,973	9,324	9,957	9,965	9,316

Net loss per share - diluted	$(0.20)	$(0.15)	$(0.28)	$(0.47)	$(0.29)
Weighted average shares outstanding - diluted	9,973	9,324	9,957	9,965	9,316

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/2009	3/31/2009	12/31/2008
Cash and cash equivalents	$ 4,606	$ 5,236	$ 7,137
Trade accounts and notes receivable, net	2,884	2,851	3,758
Inventories	3,272	3,527	4,193
Total current assets	11,076	12,215	15,904
Net property and equipment	423	543	617
Total assets	14,697	16,605	20,492
Accounts payable	1,391	1,324	1,830
Accrued expenses	2,640	2,817	3,095
Total current liabilities	4,198	4,381	5,224
Noncurrent liabilities	1,741	1,771	1,801
Total stockholders' equity	8,758	10,453	13,467